FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
STRONG 2018 FIRST QUARTER RESULTS

Reaffirms 2018 Outlook for Significant Top and Bottom Line Growth

THE WOODLANDS, TX – May 7, 2018 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the first quarter ended March 31, 2018.

Consolidated First Quarter 2018 Financial Results Compared to First Quarter 2017:

•	Revenues grew 45.0% to $222.5 million compared to $153.4 million;

•	Gross margin was 9.3% of revenues compared to 6.1%;

•	Operating income was $6.7 million compared to a loss of $1.8 million;

•	Net income attributable to Sterling common stockholders was $2.5 million compared to a loss of $2.3 million; and,

•	Net income per diluted share attributable to common stockholders was $0.09 compared to a loss of $0.09.

Consolidated Financial Position at March 31, 2018:

•	Cash and Cash Equivalents were $55.5 million;

•	Working capital totaled $98.7 million; and

•	Total debt was $86.2 million.

Business Overview:
First quarter 2018 revenues increased 45.0% compared to the prior year quarter. Heavy civil construction revenues grew $33.8 million or 22.0% over the first quarter of 2017 driven by large construction projects in the Rocky Mountain region and the inclusion of the acquired Tealstone heavy civil construction revenues. First quarter 2018 residential construction revenues totaled $35.3 million. The residential markets in our primary geographies continue to see steady growth. Texas housing starts are expected to continue to grow, over 10%, in 2018, with Houston posting the most new housing starts followed by steady growth in Dallas. Our business in Dallas, which is our principal residential market, continues to outpace the overall market growth rate in the region.

Gross profit was $20.6 million in the first quarter of 2018, an increase of $11.3 million from the prior year first quarter. Gross margin expanded by 320 basis points to 9.3% reflecting significant improvement in heavy civil construction gross margin along with approximately 200 basis points of improvement attributable to the incremental benefit from the acquired residential construction business.

General and administrative expenses were $13.1 million in the first quarter of 2018, or 5.9% of revenues compared to $10.6 million or 6.9% in the first quarter of 2017.

Heavy Civil Construction Backlog Highlights:

•
Combined Backlog at March 31, 2018 was $1.04 billion, an increase from $995 million at December 31, 2017. Combined Backlog consists of $884.6 million of backlog and $150.6 million of unsigned contracts as of March 31, 2018 compared to $744.4 million and $250.2 million at December 31, 2017, respectively. No residential construction is included in backlog;

•
Combined Backlog for March 31, 2018 included $48.2 million related to our two consolidated construction joint ventures compared to $199 million at the beginning of 2017, reflecting the substantial progress on these projects. This construction joint venture reduction in backlog has essentially been replaced with new backlog with 100% Sterling participation;

•	Gross margin on projects in Combined Backlog as of March 31, 2018 averaged 8.4%, consistent with December 31, 2017; and

•	Combined Backlog is comprised of approximately 65% heavy highway construction projects with the balance of 35% consisting mainly of commercial, aviation, water containment and treatment projects.

CEO Remarks and Outlook:
“Our 2018 first quarter results represent our best financial results in almost a decade for our seasonally weakest quarter,” stated Joe Cutillo, Sterling’s Chief Executive Officer. “Sterling’s performance in the period was evidence of the profitable growth potential of the business platform we’ve developed, which is driven by our diverse construction capabilities across a footprint of attractive geographies. Our Rocky Mountain heavy civil operations once again performed extremely well, executing effectively on multiple large highway and airport projects that we were awarded over the past two years. As we anticipated, the combined backlog for our heavy civil segment grew slightly relative to the end of 2017, which is consistent with our bottom line-focused plan to selectively add projects to our pipeline that meet our stringent margin and risk criteria. This strategy has proved effective as the first quarter represented Sterling’s fourth consecutive quarter of gross margins exceeding 9.2% along with positive net income attributable to Sterling common stockholders. Our residential segment continues to contribute materially to both our revenues and profitability. The ongoing strength of the Dallas-Fort Worth housing market coupled with the beginning of our progressive expansion in Houston, makes us increasingly enthusiastic about the multi-year growth potential of our residential business. Also noteworthy is the operating leverage inherent in our business as our general and administrative expenses once again declined as a percent of revenues relative to the prior year, a trend we expect to persist through 2018 as our revenues continue to increase.”

Mr. Cutillo continued, “Based on our first quarter results, our current backlog and the macro outlook for our end markets and geographies, we reaffirm our expectations for 2018 revenues of between $1.0 billion and $1.035 billion and net income attributable to Sterling common stockholders of between $23 million and $26 million, with average common shares outstanding of 27.5 million. As previously mentioned, the first quarter is historically our seasonally weakest quarter, with the second and third representing our most active quarters. The midpoint of our guidance implies year-over-year growth in revenues of more than 6% and calls for an increase in net income in excess of 110% as compared to 2017. Our revenue expectations reflect growth in our residential business of greater than 10%, and mid-single digit growth in our heavy civil business, with our overall revenue mix continuing to migrate towards higher margin work. Our outlook does not assume any major positive changes in government investment in infrastructure, which would likely enhance our growth forecast.”

Conference Call:
Sterling’s management will hold a conference call to discuss these results and recent corporate developments on Tuesday, May 8, 2018 at 09:00 a.m. ET/8:00 a.m. CT. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a construction company that specializes in heavy civil construction and residential concrete projects primarily in Arizona, California, Colorado, Hawaii, Nevada, Texas, Utah and other states in which there are feasible construction opportunities. Our heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems, foundations for multi-family homes, commercial concrete projects and parking structures. Our residential construction projects include concrete foundations for single-family homes.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620

(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	(Unaudited)
	2018	2017

Revenues	$222,492	$153,416
Cost of revenues	(201,898)	(144,129)
Gross profit	20,594	9,287
General and administrative expenses	(13,100)	(10,604)
Other operating expense, net	(815)	(471)
Operating income (loss)	6,679	(1,788)
Interest income	129	41
Interest expense	(3,087)	(112)
Income (loss) before income taxes and noncontrolling interests in earnings	3,721	(1,859)
Income tax benefit (expense)	(41)	(27)
Net income (loss)	3,680	(1,886)
Noncontrolling interests in earnings	(1,191)	(371)
Net income (loss) attributable to Sterling common stockholders	$2,489	$(2,257)

Net income (loss) per share attributable to Sterling common stockholders:
Basic	$0.09	$(0.09)
Diluted	$0.09	$(0.09)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	26,854	25,022
Diluted	27,078	25,022

Segment Results

	Three Months Ended March 31,
	2018	2017
Revenue
Heavy Civil Construction	$187,241	$153,416
Residential Construction	35,251	—
Total Revenue	$222,492	$153,416

Operating Income (loss)
Heavy Civil Construction	$1,945	$(1,788)
Residential Construction	4,734	—
Total Operating Income (loss)	$6,679	$(1,788)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$55,462	$83,953
Contracts receivable, including retainage	140,877	133,931
Costs and estimated earnings in excess of billings on uncompleted contracts	40,013	37,112
Inventories	1,863	4,621
Receivables from and equity in construction joint ventures	12,485	11,380
Other current assets	6,479	7,529
Total current assets	257,179	278,526
Property and equipment, net	52,142	54,406
Goodwill	85,231	85,231
Intangibles, net	44,218	44,818
Other assets, net	265	317
Total assets	$439,035	$463,298
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$85,123	$97,457
Billings in excess of costs and estimated earnings on uncompleted contracts	54,689	62,374
Current maturities of long-term debt	1,057	3,978
Income taxes payable	63	81
Accrued compensation	9,011	9,054
Other current liabilities	8,519	9,348
Total current liabilities	158,462	182,292
Long-term liabilities:
Long-term debt, net of current maturities	85,106	86,160
Member’s interest subject to mandatory redemption and undistributed earnings	43,923	47,386
Other long-term liabilities	1,252	1,271
Total long-term liabilities	130,281	134,817
Commitments and contingencies
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01 per share; 38,000,000 shares authorized, 27,034,575 and 27,051,468 shares issued	270	271
Additional paid in capital	231,607	231,183
Retained deficit	(87,632)	(90,121)
Total Sterling common stockholders’ equity	144,245	141,333
Noncontrolling interests	6,047	4,856
Total equity	150,292	146,189
Total liabilities and equity	$439,035	$463,298